Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
As of September 30, 2025

Subsidiary	Jurisdiction of Incorporation

Aerial Lighting & Electric, Inc.	Connecticut
Arrow Engine Company	Delaware
Azimuth Communications, Inc.	Oregon
Bayonet Plumbing, Heating & Air Conditioning, LLC	Florida
Calumet Armature and Electric, L.L.C.	Illinois
Edmonson Electric, LLC	Florida
Four Point Dynamics, LLC	Delaware
Freeman Enclosure Systems, LLC	Ohio
Greiner Industries, Inc.	Pennsylvania
Hotchkiss Alarms, LLC	Connecticut
IES Commercial, Inc.	Delaware
IES Communications, LLC	Delaware
IES Consolidation, LLC	Delaware
IES Enclosure Solutions and Services, LLC	Delaware
IES FL RE, LLC	Florida
IES Infrastructure Solutions, LLC	Delaware
IES Investments, LLC	Delaware
IES LA RE, LLC	Louisiana
IES Management LP	Texas
IES OK RE, LLC	Oklahoma
IES Operations Group, Inc.	Delaware
IES PA RE, LLC	Delaware
IES Residential, Inc.	Delaware
IES SC RE, LLC	Delaware
IES Shared Services, Inc.	Delaware
IES Subsidiary Holdings, Inc.	Delaware
Integrated Electrical Finance, Inc.	Delaware
K.E.P. Electric, Inc.	Ohio
Key Electrical Supply, Inc.	Texas
Magnetech Industrial Services, Inc.	Indiana
NEXT Electric, LLC	Wisconsin
Plant Power and Control Systems, L.L.C.	Alabama
Qypsys, LLC	Florida
Southern Industrial Sales and Services, Inc.	Georgia
Technibus, Inc.	Delaware
Thomas Popp & Company	Ohio
Wedlake Fabricating, Inc.	Oklahoma
Wisconsin Heavy Fabrication, LLC	Delaware